PHARMA PATCH PLC



                                  - and -




                             ATLANTIC CENTRAL

                            ENTERPRISES LIMITED






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                        BUSINESS TRANSFER AGREEMENT

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THIS AGREEMENT is made this 17th day of January, 1997


BETWEEN:-

1. PHARMA PATCH PLC whose registered office is at 15/16 Fitzwilliam Place Dublin 2, Ireland (the "Transferor");

AND

2. ATLANTIC CENTRAL ENTERPRISES LIMITED whose registered office is at Cedar House, 41 Cedar Avenue, Hamilton HM 12, Bermuda (the "Transferee").


WHEREAS:-

(A)     The Transferor is a public limited company incorporated in Ireland.

(B) The Transferee is a company incorporated in Bermuda and is a wholly-owned subsidiary of the Transferor.

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(C)     Pursuant to a plan of reorganisation of the Transferor, (i) the
        Transferor proposes to transfer to the Transferee all of the Transferor's assets, and the Transferee proposes to assume all of the Transferor's liabilities in exchange for shares of the Transferor; (ii) the Transferor will commence voluntary liquidation or winding-up; and
        (iii) the Transferor will distribute its shares in the Transferee to its shareholders.


NOW THIS AGREEMENT WITNESSES as follows:-


1.      DEFINITION AND INTERPRETATION

  In this Agreement (which expression shall include the Recitals of and the Schedules to this Agreement) the headings are for convenience only and shall not affect the interpretation hereof and except where inconsistent with the subject matter or context:-

(A) the following words and expressions shall have the following meanings respectively:-

  "Assets" means all the assets hereby agreed to be transferred as more particularly described in Schedule I;

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                                     3

  "Books Debts"     means all books and other debts owing to the
                    Transferor (and whether or not yet due and payable) at the Transfer Date including:

                    (i) all loans and advances due from an Vista Technologies, Inc. and

                    (ii)  sundry debtors;

  "Business"        means the investment holding business of the
                    Transferor;

  "Chattels"        means the books, ledgers, day books, cash books,
                    account books, records, reports and marketing literature, confidential information and other personal chattels of the Transferor (whether in written form, on microfilm, magnetic tape or any other form of mechanical or electronic data retrieval system) on and used by the Transferor exclusively for or in connection with the Business as at the Transfer
                    Date;


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  "Claims"          means all rights and claims of the Transferor
                    whatsoever subsisting on the Transfer Date in favour of the Transferor in relation to the Business or any of the Assets;

  "Completion"      means performance by the parties of the several
                    obligations contained in the Agreement;

  "Goodwill"        means the goodwill of the Transferor in connection
                    with the Business together with the benefit of all records, customer lists and other documents whatsoever used in connection with the Business and owned by the Transferor;

  "Liabilities"     means any liability or indebtedness of the Transferor,
                    whether actual or contingent, which has arisen or been incurred or may arise or be incurred in connection with the Business as at the Transfer Date:

  "Management
   Contracts"       means the management agreements entered into by the
                    Transferor and described in Schedule [ ];
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                                     5

  "Parties"         means the Transferor and the Transferee;

  "Securities"      means the securities beneficially owned by the
                    Transferor at the Transfer Date, including those presently owned by the Transferor and listed in
                    Schedule II;

  "Tax Liability"   means any liability or indebtedness of the Transferor,
                    whether actual or contingent, which has arisen or been incurred on account of duties or taxation assessed, imposed or levied on the Transferor by any relevant regulatory or governmental authority, department or agency in respect of the Business; and

  "Transfer Date"   means 20th January, 1997;


(B) references to Recitals, Clauses, sub-clauses and Schedules are references to recitals, clauses and sub-clauses of and schedules to this Agreement; and

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                                     6


(C) references to a statutory provision shall include references to such provision and to any regulations made in pursuance thereof as from time to time modified, codified or re-enacted whether before or after the date of this Agreement so far as such modification, codification or re-enactment applies or is capable of applying to any transactions entered into prior to Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified, codified or re-enacted) which such provision has directly or indirectly replaced.


2.      TRANSFER OF THE ASSETS

(A) The Transferor shall transfer and the Transferee shall acquire with effect from the close of business on the Transfer Date the Assets, including, but without prejudice to the generality of the foregoing, the following:-

  (1)   the Book Debts;

  (2)   the Chattels;

  (3)   the Claims;

  (4)   the Goodwill; and

  (5)   the Securities.


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  and the Transferor will assume all of the Transferor's liabilities in exchange for 1,747,961 shares of the Transferor's. common shares constituting all of the issued and outstanding shares of the Transferee.

(B) The Transferee shall accept without enquiry, requisition or objection such title as the Transferor may have in the Assets.

(C) The Transferor undertakes to transfer the Business as a going concern as at the Transfer Date and the Transferee undertakes that as from the Transfer Date it will carry on the Business as a going concern.


3.      COMPLETION

(A) Completion of the transfer purchase of the Business shall take place on 20th January, 1997 or on such later date on which the shareholders of the Transferor shall have approved the Plan of Reorganisation.

(B)     On Completion the Transferor shall:

  (a) deliver or, transfer, or procure the delivery or transfer, to the Transferee of possession or control of the Assets capable of

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                                     8

        delivery or transfer including (without prejudice to the generality of the foregoing):-

        (i)   all Chattels; and

        (ii) such lists of clients, agents and other information documents or things relating to the Business as the Transferee may reasonably require; and

  (b) deliver to the Transferee instruments of transfer in respect of all of the Securities referred to in Schedule II duly executed by or on behalf of the Transferor or otherwise its nominee(s) (as the registered holder(s) and transferor(s) of the securities) in favour of the Transferor or its nominee(s).

(D) On Completion or as soon as practicable thereafter, the parties hereto shall execute and do, or procure to be done or executed, and concur in, all such assurances, assignments, deeds, documents, acts and things as shall be required for vesting in the Transferee the Assets and giving the Transferee the full benefit of this Agreement, and prior thereto the Transferor shall hold the Assets in question in trust for the Transferee absolutely.

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                                     9

(E) In the case of any Asset in respect of which any licence, consent or release is required to be obtained to transfer possession, possession will be given to the Transferee as soon after Completion as the requisite licence, consent or release is obtained. Until such time, the Transferor will give the Transferee such access to or the use of the relevant Asset, if any, as may be permissible in the absence of the licenee, consent or release.

(F) Following the date hereof and pending Completion, the Transferor shall not acquire any assets, or incur any liabilities, in respect of the Business without the prior consent of the Transferee, save as may be necessary in connection with the liquidation of the Transferor.

(G) The provisions of this Agreement shall remain in full force and effect notwithstanding Completion.


4.      LIABILITIES AND UNCOMPLETED CONTRACTS

(A) The Transferee shall after the Transfer Date have the benefit of carrying out and completing for its own account all contracts and arrangements entered into by the Transferor in connection with the Business on or prior to the Transfer Date.

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(B)     The Transferee shall after the Transfer Date meet the obligations and liabilities of the Transferor under all contracts and arrangements entered into by the Transferor in connection with the Business on or prior to the Transfer Date including the Liabilities, with the intent of discharging the same in the ordinary course of business to the extent that the same have not been performed prior thereto. The Transferee shall itself bear the cost of meeting such obligations.

(C) Insofar as any of the properties, rights, assets or the benefit of any contracts to be transferred hereunder cannot effectively be transferred to the Transferee, except by an agreement of novation with third parties, then conditionally upon Completion:-

  (i) the parties shall co-operate to use their best endeavours to procure the same to be novated as aforesaid; and

  (ii) unless and until any such novation the Transferor shall do all acts and things in relation thereto as the Transferee may reasonably require.

(D) To the extent that any payment is made to the Transferor in respect of contracts after the Transfer Date and the Transferor shall receive the same as agent of the Transferee and shall account to the Transferee for the same on or after Completion.

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(E)     The Transferee shall be responsible for and shall indemnify the
        Transferor against any claim duly made on or after the Transfer Date in respect of any service supplied by the Transferor prior to the close of business on the Transfer Date in the ordinary course of the Business.


5.      OBLIGATIONS OF TRANSFEROR

  Except as otherwise expressly provided in this Agreement in respect of the Liabilities, the Transferor shall be responsible for and shall duly and punctually pay and discharge all debts, taxation and other liabilities in connection with the Business existing at the close of business on the Transfer Date or arising, accruing or assessed in respect of any period (or part thereof) or in consequence of any transaction carried out prior thereto.


6.      NOTICES

  Any notice or document requiring to be served on any of the parties hereto in relation to the provisions of this Agreement may be served on a party at its registered office. Any such notice shall be delivered by hand or telex or sent by first class post and if sent by post shall conclusively be deemed to have been received forty-eight hours from the time of posting.

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7.      GOVERNING LAW

  This Agreement shall be governed by and construed in accordance with the laws of Bermuda and each of the parties hereto hereby submit to the non-exclusive jurisdiction of the Bermuda courts.


8.      GENERAL

(A) This Agreement may be executed in one or more counterparts each signed by one or more of the parties hereto and such counterparts shall constitute one agreement.

(B) This Agreement shall be binding upon each of the parties hereto and their assigns, successors in title or legal personal representatives as the case may be.

(C) The costs and expenses of entering into this Agreement and giving effect to the transactions contemplated thereby shall be home by the parties thereto in such proportions as may be respectively agreed between them.

(D) No variation of this Agreement shall be valid unless it is signed in writing by or on behalf of the parties thereto.

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  AS WITNESS whereof this Agreement was entered into the day and year first above written.


Signed by:
(For and on behalf of PHARMA PATCH PLC)           /s/  Paul E. Heney
in the presence of:                         /s/  Murray D. Watson





Signed by:                      )
For and on behalf of            )                 /s/  Paul E. Heney
ATLANTIC CENTRAL                )                 /s/  Murray D. Watson
ENTERPRISES LIMITED in the      )
presence of:              )